Exhibit 99.1
CONTACT:
Bob De Vaere
IDM Pharma, Inc.
Chief Financial Officer
Office: 949-470-6447
Geoff Curtis
WeissComm Partners
Cell (312) 550-8138
gcurtis@weisscommpartners.com
IDM Pharma Names Timothy P. Walbert as President and CEO
IRVINE, Calif.—May 29, 2007—IDM Pharma (Nasdaq:IDMI) today announced that Timothy P. Walbert, 40, has joined the Company as President and Chief Executive Officer, effective immediately. Mr. Walbert replaces Jean-Loup Romet-Lemonne, M.D., who founded the company and is leaving to pursue other opportunities. The Company intends to appoint Mr. Walbert to the Board at its next scheduled meeting.
Mr. Walbert has more than 16 years of general management, marketing and sales experience in the pharmaceutical and biotech industries. He joins IDM Pharma from NeoPharm, Inc. (Nasdaq: NEOL), where he was Executive Vice President, Commercial Operations and responsible for the Company’s overall commercial strategy, including global marketing, business development, sales, reimbursement and commercialization.
“I am excited to lead an organization that is truly focused on helping patients through the development of innovative products,” said Tim Walbert. “Our immediate priority will be continuing to work with the regulatory authorities in the US and Europe to complete the review process of Junovan (Mepact in Europe). Based on the Phase 3 results of the trial with Junovan, we are committed to an ongoing dialogue with the FDA and EMEA and believe that Junovan has the potential to be an important treatment for children with osteosarcoma.”
“Tim’s broad pharmaceutical and biotech experience along with his proven track record will be an asset to IDM,” said Sylvie Grégoire, Pharm.D., Chairman of the Board of Directors, IDM Pharma. “We are confident that Tim’s leadership and expertise will best position IDM to successfully achieve its goals.” Dr. Gregoire added “We would like to thank Jean-Loup Romet-Lemonne for his passion and dedication over the past 14 years and wish him well in his new ventures.”
About Timothy P. Walbert
Mr. Walbert joins IDM Pharma from NeoPharm, Inc. where he was Executive Vice President Commercial Operations. Prior to NeoPharm, Inc., Mr. Walbert was at Abbott (NYSE: ABT) where he served as Divisional Vice President of Global Cardiovascular Marketing and Divisional Vice President and General Manager of Abbott Immunology

Under his leadership, he helped Abbott Immunology to successfully obtain approval, launch and commercialization of HUMIRA® for the treatment of rheumatoid arthritis in the United States, Europe and other countries. Several additional products were also advanced into development under his leadership. Mr. Walbert was responsible for the creation of Abbott’s Immunology Franchise and led all aspects of the global launch of HUMIRA, including sales, marketing, medical affairs, medical liaisons and global supply chain.
Mr. Walbert also served as Director-Celebrex North America and Arthritis Team Leader, Asia Pacific, Latin America and Canada at Searle/Pharmacia. Earlier in his career, he held a number of marketing and sales positions with Searle/Pharmacia, Merck and Wyeth. Mr. Walbert earned a Bachelor of Arts in business from Muhlenberg College in Allentown, PA.
About IDM Pharma
IDM Pharma is a biopharmaceutical company focused on the development of innovative products that activate the immune system to treat cancer. IDM’s lead product candidate, Junovan™ (mifamurtide for injection), known as Mepact in Europe, is part of a new family of immunotherapeutic agents designed to destroy residual cancer cells by activating the body’s natural defenses. IDM’s applications requesting marketing approval of Junovan for use in the treatment of newly diagnosed resectable high-grade osteosarcoma patients in combination with multiple agent chemotherapy are in review by the U.S. Food and Drug Administration, or FDA, in the United States and by the European Medicines Agency, or EMEA, in Europe. IDM is jointly developing Uvidem, a cell-based vaccine product candidate in Phase II clinical trials for the treatment of melanoma, with Sanofi-Aventis.
For more information, visit www.idm-pharma.com.
Forward-Looking Statements
This press release includes forward-looking statements that reflect management’s current views of future events including statements regarding the review and potential approval of the submissions for marketing approval of Junovan made with the FDA and the EMEA. Actual results may differ materially from the above forward-looking statements due to a number of important factors, including, but not limited to: the timing of the FDA’s and EMEA’s review of the submissions for marketing approval; the ability of the Company to respond to questions raised by the FDA and EMEA in a satisfactory manner; the time needed to respond to any issues raised by the FDA and EMEA with regard to regulatory submissions for Junovan; although the FDA is not bound by the decision of any advisory panel, the possible negative impact that the opinion of the FDA’s Oncologic Drug Advisory Committee that the results of the Company’s Phase III trial do not provide substantial evidence of effectiveness of Junovan in the treatment of patients with non-metastatic, resectable osteosarcoma receiving combination chemotherapy would have upon the determination by the FDA whether to approve the marketing application for Junovan, which would have a material and adverse affect on IDM’s business, the possibility that regulatory authorities may not consider preclinical and early clinical development work conducted by Ciba-Geigy and efficacy data from the Phase III trial conducted by Children’s Oncology Group, or the Phase III study conduct and analysis, to be adequate for their assessment of Junovan, which may cause delays in review, may result in a refusal to accept the filings for marketing approval, may result in the regulatory authorities requiring the Company to conduct additional clinical trials, or may result in a determination by the regulatory authorities that the data does not support marketing approval; whether regulatory authorities will approve Junovan within the time frame expected by the Company or at all; and whether the Company will be able to manufacture Junovan even if it is approved by regulatory authorities. Other risks affecting the Company and its drug development programs include whether the Company or any of its collaborators will be able to develop pharmaceutical products using the technologies of the company, whether clinical trial results to date are predictive of results of any future clinical trials, risks associated with completing clinical trials of product candidates, risks involved in the regulatory approval process for the Company’s product candidates, the possibility that clinical testing may reveal undesirable and unintended side effects or other characteristics that may prevent or limit the commercial use of proposed products; whether the cash resources of the Company will be sufficient to fund operations as planned; whether any steps taken by the Company to contain costs will in fact result in sufficient reduction in expenses; reliance on key employees, especially senior management; the uncertainty of the Company’s future access to capital; the risk that the Company may not secure or maintain relationships with collaborators, and the Company’s dependence on intellectual property. These factors are more fully discussed in the Company’s Annual Report on Form 10-K filed with the SEC for the year ended December 31, 2006 and other periodic reports filed with the SEC. The Company expressly disclaims any intent or obligation to update these forward-looking statements, except as required by law.